90336P100                                                    Page 15 of 22 Pages

                                                                      Exhibit 10

                                FARMOUT AGREEMENT

I.    PARTIES

                           Inland Production Company
                           410 17th Street, Suite 700
                           Denver, Colorado 80202
                           fax #:  (303) 893-0113

                                    and

                           Inland Resources Inc.
                           410 17th Street, Suite 700
                           Denver, Colorado 80202
                           fax #:  (303) 893-0113

                           Herein collectively "Farmor"

                           Smith Management LLC
                           885 3rd Avenue, 34th Floor
                           New York, New York 10022
                           fax #:  (212) 751-9502

                           Herein "Farmee"

                                    and

                           Inland Production Company
                           410 17th Street, Suite 700
                           Denver, Colorado 80202
                           fax #:  (303) 893-0113

                           Herein "Operator"

II.   CONTRACT AREA AND EARNED DRILLSITES

         The Farmor agrees to farmout, and Farmee agrees to farmin, a number of drilling and injection well locations within the area of land described on Exhibit A attached hereto and made a part hereof and which is referred to herein as the "Contract Area."

         Each well drilled pursuant to this Farmout Agreement shall be located within a mutually approved 40-acre drillsite spacing unit within the Contract Area.
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90336P100                                                    Page 16 of 22 Pages

Farmor will submit to Farmee a proposed drillsite and unit for approval, along with a description of the objective zone, its depth, and the estimated dry hole and completed cost in the form of an AFE, and if not rejected by Farmee within fifteen (15) days after submission, the drillsite and unit shall be deemed approved as submitted. At such time as a well has been drilled on a 40-acre drillsite spacing unit to the objective depth stated in Farmor's notice, and whether abandoned as a dry hole or completed as a well capable of producing oil and/or gas and associated hydrocarbons in paying quantities or as an injection well, such 40-acre drillsite spacing unit will be thereafter referred to herein as an "Earned Drillsite."

III.  FARMOUT OPERATIONS

         Upon its execution hereof, Farmee shall be deemed to have agreed to provide one hundred percent (100%) of the funds needed by Farmor to drill, complete (or abandon) and equip through tanks any well spudded on an Earned Drillsite from June 1 through September 30, 1998, and seventy percent (70%) of the funds needed by Farmor to drill, complete (or abandon) and equip through tanks any well spudded on an Earned Drillsite from October 1 through December 31, 1998, pursuant to the drilling program set forth in this Farmout Agreement, all as proportionately reduced to Farmor's undivided interest in the Earned Drillsite. The funds provided by Farmee shall be used by Operator to pay all of Farmee's costs associated with drilling, completing, and equipping wells within drillsite spacing units, whether such wells are completed as dry holes, wells capable of producing hydrocarbons in paying quantities, or as injection wells that benefit lands within the Contract Area.

         The drilling program contemplated by this Farmout Agreement shall begin effective as of June 1, 1998, and will run through December 31, 1998, and contemplates the drilling of all wells to be drilled by Farmor in the Contract Area during such period, consisting of approximately 56 wells and aggregating total expenditures of approximately $20,000,000.00 by Farmee (including "management fees" payable to Operator). All operations on wells commenced during this period for the account of Farmee shall be carried out in a good and workmanlike manner.

         Operator shall invoice Farmee on a monthly basis in the approximate sum to be borne by Farmee on behalf of Farmor during the upcoming month pursuant to this drilling program. The bills, except for the first bill for the month of
June 1998, shall be delivered to Farmee before the beginning of the month for which the expenditures relate. The billings shall require pre-payment for expenses estimated to be incurred during that month, and any funds not expended from a prior month's billing and payment shall be credited in the next ensuing month's invoice. Each month's billings shall be conducted likewise, with all prior month's surplus rolling forward to the next ensuing billing. Each month's billing shall be paid by Farmee to Farmor by wire transfer within five (5) business days of Farmee's receipt of such billing.
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90336P100                                                    Page 17 of 22 Pages

         For each well drilled pursuant to this Farmout Agreement, Farmee will pay to Operator a one-time "management fee" in the amount of $30,000.00. It is understood and acknowledged that Farmee does not have land, geological, engineering and oil and gas accounting staff currently on hand, and thus, Farmee desires these services to be provided by Operator for Farmee's benefit. Operator's management services shall include all land, geological, engineering and accounting services required to initiate, complete and account for the operations contemplated hereby through completion and abandonment of the well if it is a dry hole. The management fee will be payable when a well reaches its total objective depth, and will be in lieu of, and not in addition to, the COPAS drilling rate charges customarily allowed an operator pursuant to a joint operating agreement with respect to drilling (but not operating) periods.

         Any funds previously advanced by Farmee which have not been spent by Operator as of January 1, 1999 shall be promptly returned to Farmee unless there are drilling, completion, or equipping activities which are still ongoing as of January 1, 1999, on wells the drilling of which was commenced prior thereto. In such event, these activities will be wound up in the ordinary course of business, and Farmor shall be entitled to its "management fee" with respect to all such wells, and any excess funds remaining thereafter shall be promptly returned to Farmee, together with a final reconciliation.

IV.   RIGHTS EARNED

         A. ASSIGNMENTS

         Prior to the commencement of drilling any well that will potentially result in an Earned Drillsite, Farmor will assign to Farmee one hundred percent (100%) of its interest in wells drilled or commenced prior to October 1, 1998, and seventy percent (70%) of its interest in wells commenced after September 30, 1998 [and Farmor may retain the other thirty percent (30%)], of Farmor's interest in the drillsite spacing unit from the surface of the earth to the base of the Green River formation, free of any overriding royalty interest in favor of Farmor; subject to the release of such Earned Drillsite from the liens held thereon by Farmor's "Senior Lenders" (as herein defined). Assignments will be made without warranty of title, either express or implied, except by, through, and under Farmor, but not otherwise. If for any reason, this well is either not drilled, or does not result in Farmee obtaining an Earned Drillsite, then Farmee agrees to reassign its entire interest in this affected acreage to Farmor free and clear of, and warranting title against, all liens or other encumbrances created by, through or under Farmee. "Senior Lenders" shall mean (i) the Agent and Banks (as defined therein) under that certain Credit Agreement dated as of September 23, 1997 between Farmor and ING (U.S.) Capital Corporation (as amended prior to the date hereof); and (ii) the "Noteholder," "Agent" and "Collateral Agent" (as defined therein) under that certain Credit Agreement between Farmor, Trust Company of the West and TCW Asset Management Company dated as of
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90336P100                                                    Page 18 of 22 Pages

September 23, 1997 (as amended prior to the date hereof). The Senior Lenders will release such Earned Drillsites from their liens, such release to be evidenced by individual releases, individual subordinations, blanket releases or blanket subordinations of their liens for the Earned Drillsites, at their discretion.

         B. AFTER PAYOUT REVERSION

         At such time as Farmee has reached Payout, as hereinafter deferred, Farmee shall reconvey all of its interest in all Earned Drillsites and affected leases as received from Farmor, back to Farmor free and clear, and warranting title against all liens or other encumbrances created by, through or under Farmee. "Payout" as used herein shall mean that point in time when Farmee has recovered from production attributable to its net working interest in all Earned Drillsites and affected leases one hundred percent (100%) of Farmee's cost of dealing, testing, completing, equipping, and producing and operating the wells located on such Earned Drillsites and affected leases during the Payout period. Such costs shall also include Operator's management fees and applicable severance and production taxes, plus an additional sum equal to an annual eighteen percent (18%) rate of return on all the sums spent by Farmee and attributable to this Farmout Agreement during the Payout period. The rate of return and status of Payout shall be calculated monthly, Payout shall be effective the first day of the month following occurrence of Payout. Payments shall be made in amounts equal to one hundred percent (100%) or seventy percent (70%), as applicable, of the net proceeds received from sales of hydrocarbons from the wells drilled under the drilling program, less all costs of production and sales, including Operator's management fees. Payments will be made within forty-five (45) days after the end of each month based on the proceeds received for such month (the "Production Month"). Payments will be made, at Farmor's option, either (i) in cash, provided such payments in cash do not result in a default or event of default under either Credit Agreement with the Senior Lenders, or (ii) in shares of common stock of Inland Resources, Inc. priced at a ten percent (10%) discount of the average of the bid side of the closing price for each trading day during the Production Month for which the payment is made. Further, at any time after February 1, 2000, Farmor shall have the right to make one lump sum cash payment in an amount necessary to achieve Payout, thereby causing all wells to revert to Farmor, provided such payment does not result in a default or event of default under either Credit Agreement with the Senior Lenders.

V.    ACCESS OF INFORMATION

         Farmee and its representatives will have free access at its own risk to the Contract Area and drillsite spacing, and will have the right to inspect and make copies of all information and records pertaining to the operations conducted hereunder. Additionally, as and when requested by Farmee, Operator will furnish by telephone, telecopier or mail, as the case may be: daily drilling reports, copies of all electrical

90336P100                                                    Page 19 of 22 Pages

survey logs and other logs which may be taken during the course of drilling or testing; and copies of results of all tests run.

VI.   DELAY RENTALS AND SHUT-IN WELL PAYMENTS

         During the term of this Farmout Agreement, Operator will make a bona fide effort to pay the annual delay rentals that may come due on any lease affecting the Contract Area, but Operator will not be liable for any loss resulting from a "good faith" failure to pay said rentals, or for improper payment through clerical oversight. If a rental is due and paid by Operator regarding any lease affecting one or more Earned Drillsites, Farmee shall reimburse Operator for its allocable share of such rental in accordance with Farmee's working interest in said lease.

         In the event any well is completed on an Earned Drillsite as a gas well, as determined by state or federal regulatory authorities, and if the well is shut-in for any reason allowed by the affected oil and gas lease(s), Operator will make such shut-in royalty payments as are necessary under the terms of the affected oil and gas lease(s) necessary to keep such lease(s) in force and effect, and Farmee shall reimburse Operator for such payments in accordance with the working interest then owned by Farmee in the affected Earned Drillsite.

VII.  OPERATING AGREEMENT

         Each well drilled in accordance with this Farmout Agreement shall be drilled pursuant to a joint operating agreement. If no agreement exists as to an intended drillsite spacing unit, then the parties will execute, and operations will be conducted in accordance with, the AAPL 1989 Model Form Operating Agreement attached hereto and made a part hereof as Exhibit B. In the event a joint operating agreement already exists as to an intended drillsite spacing unit, then Farmee will be subject to the terms and conditions thereof and, if appropriate, will become a party thereto. Should Farmee fail or refuse to become a party thereto within thirty (30) days after the agreement has been delivered to Farmee for signature, Farmee hereby appoints Operator as its agent and attorney-in-fact to execute such agreement on its behalf, providing the terms and conditions thereof do not differ substantially from those set forth in the model agreement at Exhibit B.

         If there exists any conflict between the provisions of this Farmout Agreement and those of any existing or future joint operating agreement, then as between Farmor, Farmee, and Operator, the provisions of this Farmout Agreement shall control.

VIII. INDEMNIFICATION

         Operator will indemnify and hold Farmee harmless from and against any and all claims of any nature whatsoever, including personal injury and death, and

90336P100                                                    Page 20 of 22 Pages

including reasonable attorney's fees and costs, and whether such claims are based on negligence or otherwise, in connection with Operator's Operations on the Contract Area. Operator shall obtain and at all times maintain insurance coverage consistent with the insurance exhibit to the Model Form Operating Agreement attached hereto as Exhibit B, and Farmee shall be listed as an additional insured.

         Farmor and Operator shall keep Earned Drillsites free and clear of liens and encumbrances of every kind or character. Farmee shall keep Earned Drillsites free and clear of liens and encumbrances of every kind or character.

IX.   TERM

         This Farmout Agreement shall remain in full force and effect until Payout his occurred and all wells have reverted to Farmor, but Farmee's obligation to fund the drilling and completion of operations contemplated hereby shall cease at the close of business on December 31, 1998, except as to wells on which drilling commenced prior thereto, and unless otherwise extended or previously terminated in accordance with the terms hereof. Farmee will have the right to suspend or cease the drilling operations in the event of receipt by Farmor of any notice of default issued by Farmor's lenders. In the event Farmee shall elect (for the reasons provided in the preceding sentence) at any time to curtail or terminate further drilling operations, then Farmee shall so notify Farmor in writing, and thereafter the operations shall be wound down in a businesslike manner.

X.    BONDING

         The costs of any bonds that Farmee is required to obtain shall be borne solely by Farmee, but allocated as additional drilling costs. To the extent possible, Farmee will be joined on either Farmor's or Operator's bonds that are now in existence.

XI.   REASSIGNMENT

         If, during the time that Farmee owns an interest in an Earned
Drillsite, Farmee elects to surrender, let expire, abandon, or releases all or any part of its rights in an Earned Drillsite, Farmee will notify Farmor not less than sixty (60) days in advance of such surrender, expiry, abandonment, or release. At Farmor's request, Farmee will then immediately reassign its rights in such affected Earned Drillsite to Farmor free and clear of, and warranting title against, any liens or other encumbrances by, through or under Farmee, and, upon receipt of that reassignment, Farmor will pay Farmee the reasonable salvage value of any material or equipment received.
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90336P100                                                    Page 21 of 22 Pages

XII.  FARMEE'S OPTION FOR ADDITIONAL FARMOUTS

         Farmee will have the option, exercisable not later than sixty (60) days before the end of 1998 and 1999, respectively, to enter into like-kind Farmout Agreements with Farmor for the years 1999 and 2000, respectively, unless (a) a "change of control" (as hereinafter defined) of Inland Resources Inc. has occurred or (b) Farmee shall have failed to exercise timely its option with respect to year 1999, in which event any unexercised option will immediately and automatically expire. For purposes of this Farmout Agreement, a "change of control" shall mean Farmee and its affiliates shall cease to beneficially own at least a majority of the outstanding shares of voting capital stock of Inland Resources Inc.

XIII. GENERAL

         A. NOTICE

         Any notice required under the terms of this Farmout Agreement will be given to Farmor, Farmee, and/or Operator at the addresses and fax numbers listed above.

         B. INUREMENT

         This Farmout Agreement is binding upon the successors and assigns of the parties. Farmee may assign this Farmout Agreement to affiliates without Farmor's consent, but upon prior written notice to Farmor, but any such assignment by Farmee shall not release it from its liabilities, duties and obligations hereunder. This Farmout Agreement may not otherwise be assigned by Farmee or Farmor without the prior written consent of the other party, which consent will not be unreasonably withheld.

         C. ENTIRE AGREEMENT

         This Farmout Agreement constitutes the entire agreement by and between the parties, and may not be modified except by a written instrument signed by all parties hereto.

         D. GOVERNING LAW

         This Farmout Agreement shall be governed by the laws of the state of Colorado, except that any real property issue shall be governed by the laws of the state where such property is located. Venue for any action involving this Farmout Agreement shall exclusively lie in the District Court for the City and County of Denver, Colorado.
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90336P100                                                    Page 22 of 22 Pages

         This Farmout Agreement is dated the date of acknowledgment for each of the undersigned, effective June 1, 1998, at Denver, Colorado.

                                             FARMOR:

                                             INLAND PRODUCTION COMPANY
ATTEST:

/s/ Michael Stevens                          By: /s/ Kyle R. Miller
-------------------                          ----------------------
Secretary                                    Kyle R. Miller, President


                                             INLAND RESOURCES INC.
ATTEST:

/s/ Michael Stevens                          By: /s/ Kyle R. Miller
-------------------                          ----------------------
Secretary                                    Kyle R. Miller, President


                                             FARMEE:

                                             SMITH MANAGEMENT LLC


                                             By: /s/ Bruce M. Schnelwar
                                             --------------------------
                                             Bruce M. Schnelwar,
                                             Senior Vice President

                                             OPERATOR:

                                             INLAND PRODUCTION COMPANY
ATTEST:

/s/ Michael Stevens                          By: /s/ Kyle R. Miller
-------------------                          ----------------------
Secretary                                    Kyle R. Miller, President